EXHIBIT 10.1

CONTINGENT ANNUAL BONUS AGREEMENT

The undersigned employee, John R. Plachetka (the “Employee”), acknowledges and agrees that on February 14, 2007, the Compensation Committee of the Board of Directors of POZEN Inc. (the “Company”) approved, as a part of Employee’s annual cash bonus for 2006, a contingent bonus amount of $75,075.00 (the “Contingent Bonus”) to Employee, payable as described below and subject to the fulfillment of certain conditions as set forth herein. Employee acknowledges and agrees that, pursuant to such approval, the Contingent Bonus shall not be paid unless and until the Company has received an action letter from the U.S. Food and Drug Administration indicating approval of the New Drug Application for Trexima, the proposed brand name for the combination of GlaxoSmithKline’s sumatriptan and naproxen sodium in a single tablet being developed by the Company for the acute treatment of migraine pursuant to a development and commercialization agreement with GlaxoSmithKline (the “Trexima Approval”) provided that the Trexima Approval is received on or before December 31, 2007 and subject to Employee’s continuous employment by the Company. If the Trexima Approval is received by the Company on or before December 31, 2007 and Employee is employed by the Company on the date of receipt of such approval, then the Contingent Bonus shall be paid to Employee on the second business day following the Company’s receipt of the Trexima Approval. Employee further acknowledges and agrees that if the Trexima Approval is not received on or before December 31, 2007 or if the Trexima Approval is received on or before December 31, 2007 but Employee is no longer employed by the Company on such date, the Contingent Bonus shall be forfeited and Employee shall have no right or entitlement to receive the Contingent Bonus. Employee acknowledges and agrees that in the event of a Change of Control (as defined in the POZEN Inc. Equity Compensation Plan, as amended and restated) of the Company prior to December 31, 2007 and the receipt of the Trexima Approval, the Compensation Committee, in its sole discretion, may accelerate the payment of the Contingent Bonus to a time immediately prior to such Change of Control. This Agreement shall be binding upon all successors and assigns of the Company, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business.

/s/ John R. Plachetka
John R. Plachetka

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Senior Vice President, Finance and
Administration, and Chief Financial
Officer